Eagle Bulk Shipping, Inc. Announces Acquisition and Charter of Three Supramax Drybulk Carriers
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New York, New York, June 23, 2006 - Eagle Bulk Shipping Inc.  (Nasdaq:  EGLE), a
global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced that it has entered into an agreement to acquire three Supramax drybulk carriers for $105 million.

The first vessel, built 2004, is expected to be delivered to the Company later this month and will commence an 18 to 22 month time charter at a rate of $18,750 per day. The second vessel, built 2003, is expected to be delivered in July and will commence an 18 to 22 month time charter at a rate of $19,000 per day. The third vessel, built 2004, is expected to be delivered in July and will continue its existing 11 to 13 month time charter, begun in May 2006, at a rate of $18,500 per day.

The vessel acquisition will be funded by a portion of the net proceeds of a private placement made by the Company, together with borrowings from the Company's $330 million revolving credit facility. The Company does not expect the issuance of Common Stock in the private placement to affect the level of dividend per share for the second quarter that would otherwise be payable to the Company's shareholders under the Company's dividend policy.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "This investment is evidence of our confidence in the operating superiority of the Supramax vessel class, which is very well positioned for today's global trade of dry bulk cargoes. These new vessels will expand our Supramax fleet from 9 vessels to 12 vessels, our total fleet from 13 vessels to 16 vessels, and increase our cargo carrying capacity by 24% to 789,750 deadweight tons. The addition of the new vessels further reduces our fleet's average age to approximately five and a half years. The acquisition also increases the number of sister ships from six to eight," Mr. Zoullas concluded.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York City. We are the largest U.S. based owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements and charter contracts on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

The Company's website is at http://www.eagleships.com

CONTACT:
Investors:
Eagle Bulk Shipping Inc.
Alan Ginsberg
+1 212-785-2500

Mandelbaum & Morgan
Investor Relations/Media
Jon Morgan
+1 646-325-3503

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